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                                                                  Exhibit 12.1

                CLARK REFINING & MARKETING, INC. AND SUBSIDIARY

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in thousands)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------------------------
                                                                     1991        1992       1993       1994        1995
                                                                   --------    -------    -------    --------    ---------
EARNINGS AVAILABLE FOR FIXED CHARGES
  Pretax earnings                                                  $ 59,287    $ 2,949    $   855    $27,806     $(41,200)
  Fixed charges (a)                                                  40,584     45,403     40,429     42,281       49,423
  Other (b)                                                           1,254        182        197       (468)      (1,413)
                                                                   --------    -------    -------    --------    ---------
                                                                   $101,125    $48,534    $41,481    $69,619     $  6,810
                                                                   ========    =======    =======    ========    =========

FIXED CHARGES
  Gross interest expense (c)                                       $ 41,581    $49,277    $42,072    $42,157     $ 47,394
  Interest factor attributable
   to rent expense                                                    1,124      1,234      1,133      2,533        3,433
                                                                   --------    -------    -------    --------    ---------
                                                                   $ 42,705    $50,511    $43,205    $44,690     $ 50,827
                                                                   ========    =======    =======    ========    =========
RATIO  OF EARNINGS TO FIXED CHARGES                                   2.37x      0.96x      0.96x      1.56x        0.13x
                                                                   ========    =======    =======    ========    =========

(a)  As adjusted for capitalized interest
(b) Represents the total of adjustments to recognize only distributed earnings for less than 50% owned companies accounted for under the equity method
(c) Represents interest expense on long-term and short-term debt and amortization of debt discount and debt issue costs